UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 17, 2007
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K is the transcript of IBM’s first quarter earnings presentation to securities analysts on April 17, 2007.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8K that IBM submitted on April 17, 2007, which included IBM’s press release dated April 17, 2007.  All of the information in Attachment I is hereby filed except for the information set forth below, which is furnished but not filed.

The following statement on page 8:  “Excluding the significant retirement-related funding activity from both years, we generated $260 million less cash from operations this year.”

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 18, 2007

	By:	/s/ Timothy S. Shaughnessy
Timothy S. Shaughnessy
Vice President and Controller

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ATTACHMENT I

INTRODUCTION

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our first quarter earnings presentation.

By now, the opening page of the presentation should have automatically loaded, and you should be on the title page.

The charts will automatically advance as we move through the presentation.  But, if you prefer to manually control the charts, at any time you can un-check the synchronize button on the left of the presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.

All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

For those of you who are manually controlling the charts, please click on the Next button for Chart 2.

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

IBM RESULTS — FIRST QUARTER

Thanks Patricia.

In the first quarter:

We delivered $22 billion in revenue, which was up 7 percent as reported and 4 percent at constant currency.

We expanded gross profit margin year-to-year for the 11th consecutive quarter, driven by an improving business mix and productivity initiatives.

This allowed us to ramp investments in key strategic areas to drive future growth.

Our pre-tax income was up 6 percent and net income was up 8 percent.

And we delivered $1.21 of earnings per share, up 12 percent year-to-year.

Our first quarter performance demonstrated the value of our globally-integrated company.  We have been making investments for some time to build global capabilities.  This quarter, our very strong performance in Asia, together with improvements in Europe, more than offset weakness in the United States.

Overall, this was a solid quarter.  And let me say right up front, with the first quarter behind us, our view of the full year hasn’t changed since we spoke in January.

REVENUE BY GEOGRAPHY

So today I’ll start the discussion with our geographic results.  I’ll focus the country-specific comments on the results at constant currency.

The Americas revenue grew 1 percent.

We had strong growth in Latin America, and Canada also grew.

But the United States growth slowed, and revenue was flat versus last year. Growth from sales to our small and medium business customers remained fairly steady.  However we experienced a slowdown in sales to large enterprises.  While we had a strong close to the quarter in other geographies, the U.S. was noticeably weaker.

From a sector perspective, performance in the distribution sector was strong, while the industrial, financial services, and communication sectors lagged.

Europe’s revenue performance was solid, up 13 percent as reported and up 5 percent at constant currency.

We had good performance in the major countries, with Germany, UK, France and Spain all up.  Most notable was the improvement in Germany, up 10 percent, benefiting from an improving economy and better sales execution.

Asia Pacific had solid execution in a strong economy.  This is the third consecutive quarter of good results.  With 10 percent growth as reported, and 9 percent revenue growth at constant currency, this is the best performance in five years.

All regions grew, with double-digit growth in Australia/NewZealand, Greater China Group, and ASEAN/South Asia.

Our business in Japan continued the recovery started in the second half of last year, and was up 3 percent in the quarter.  Good services signings, improved execution and implementation of a successful sales capacity maximization program produced these results.

Across the major geographies, the emerging countries of China, India, Brazil and Russia together grew 21 percent.  The growth was led by China, up over 30 percent and India up 24 percent.  Brazil grew 13 percent, and Russia was up 1 percent.

While these countries represent 5 percent of IBM’s revenue, they contributed one point of IBM’s growth rate.  Growth in these countries is driven by customer investment to build out their infrastructures.

REVENUE AND GROSS MARGIN BY SEGMENT

Our total services revenue grew 8 percent, and 4 percent at constant currency.  We are now separately reporting both revenue and gross margin of the two services segments.

Global Technology Services revenue growth of 7 percent was consistent with performance in the fourth quarter, led by Integrated Technology Services.

Global Business Services grew 9 percent as reported and 6 percent at constant currency, with improved revenue growth in all three geographies.

Systems and Technology revenue was up 2 percent as reported, and flat at constant currency.

System p and System z both posted very strong growth, contributing to both revenue growth and margins.  This was offset by an anticipated decline in Microelectronics and weaker performance in storage.

Software grew 9 percent as reported and 5 percent at constant currency, reflecting double-digit growth in the strategic branded middleware products.

Global Financing revenue growth reflected an improvement in financing revenue due to an increase in assets, and higher used sales.

Overall, IBM’s gross profit margin improved over a point, led by Systems and Technology and Global Business Services.

Now we’ll move on to Expense.

EXPENSE SUMMARY

We’ve made significant changes to the mix of our business, investing in higher value capabilities, while divesting of commoditizing businesses.  This has contributed to higher gross margins, in fact our gross margin has increased over five points from 2002 to 2006.

These higher value businesses also require higher operating expense.  This isn’t just a short term trend, but reflects the ongoing investment required to develop and sell higher value capabilities for our clients.

So consistent with the trend we saw in the fourth quarter, Total Expense and Other Income increased 11 percent year-to-year.

SG&A was up 11 percent.

Approximately 3 points of this growth is due to the impact of currency.

We estimate that our investments in acquisitions drove 5 points of the growth in SG&A.  We’ve made good progress in integrating the acquisitions completed in the second half of last year, but they’re not accretive in the first year, and as a result impact our profitability in the short term.

The remaining 3 points of the SG&A growth was largely driven by investments we are making in our software and services business, and emerging markets.

RD&E was up 4 percent, entirely driven by acquisitions.

We expect a similar level of total expense growth through the second quarter of this year, with some moderation of the growth rate in the second half.

Typically we highlight items that significantly impacted our profit growth.  This quarter, there were no items that are individually large enough to call out.  We did have an increase in the gain from equity transactions driven by the sale of Lenovo shares, this improvement was offset by lower IP income and a higher level of workforce rebalancing.

Let me remind you of one item that we expect to impact Other Income and Expense in the second quarter.  In January we announced the divestiture of our printer business through the creation of a joint venture with Ricoh.  This is on track to close in the second quarter, and we estimate that the pre-tax gain recorded at closing will now be approximately $100 million, which is at the low end of the estimate provided in January.

Turning to currency:

IBM hedges its major cross-border cash flows to mitigate the effect of currency volatility in the year-over-year results.  The impact of these hedging programs is principally reflected in Other Income and Expense, as well as cost of goods sold.  This quarter, hedging programs resulted in approximately $90 million of year-to-year impact to Other Income and Expense.

I’m not going to predict future currency moves, but at current spot rates we would expect revenue growth to continue to benefit from currency translation for the rest of 2007, though at a more moderate level.

I’d like to comment on one other item before we leave our discussion on spending.  There are a few items in our operating results that many other companies exclude from the discussion of their earnings.  This quarter:

We absorbed over $90 million for the amortization of purchased intangibles, which is a non-cash item.

We absorbed about $175 million of stock-based compensation.

And, we absorbed about $60 million of charges for ongoing restructuring, primarily reflecting resource rebalancing activity.

In addition, we absorbed about $650 million of cost and expense for retirement-related plans.

These items are part of any ongoing business, and we view them in the same way as any other element of cost or expense that impacts our financial statement.

Now let’s turn to Cash Flow.

CASH FLOW

This cash flow analysis chart considers our Global Financing Receivables as an investment to generate profit, not as Working Capital that should be minimized for efficiency.

In this view, Net Cash Provided from Operations excluding the change in Global Financing Receivables, generated $950 million, a $240 million increase from last year.

In the first quarter of last year, we contributed a billion dollars to the UK pension fund, while this year we made a $500 million contribution to the U.S. retiree medical trust.  Excluding the significant retirement-related funding activity from both years, we generated $260 million less cash from operations this year.

We did experience weakness in accounts receivable performance in Europe and the Americas.  Action plans are in place to deliver improvements in the second quarter.

We invest cash from operations in a few broad categories, capital expenditures, Global Financing Receivables net of debt, and strategic acquisitions.  And, we return cash to shareholders in the form of stock buybacks and dividends.

Starting with the investments:

Net Capital Expenditures were approximately $1.1 billion, up over $150 million year-to-year, reflecting increased investments in Strategic Outsourcing and our global infrastructure.  We expect a higher level of capital expenditure investments for the remainder of 2007 in these areas, and in our Microelectronics business.

Global Financing receivables, net of debt were a source of almost $3 billion, consistent with last year.

And spending on acquisitions was approximately $200 million, driven by Vallent, Consul and Softek.

We continue to drive very strong returns to shareholders.

This quarter, we spent $3.4 billion to buy back over 36 million shares, with $1.4 billion remaining at the end of the quarter from our last Board authorization.

Average diluted shares were 1.5 billion, down about 4 percent from a year ago.

And, in the first quarter we paid out over $450 million in dividends.

BALANCE SHEET

Turning to the balance sheet, our cash on hand was $10.8 billion.

Of our $24 billion of debt, 97 percent was to support our Global Financing business,  which was leveraged at an appropriate 6.9 to 1.

The remaining non-financing debt level was $700 million and debt-to-capital was 2.8 percent.

Now, let me turn to the businesses, starting with Services.

GLOBAL SERVICES

Our two services segments — Global Business Services and Global Technology Services together delivered external revenue of $12.4 billion, up 8 percent as reported and 4 percent at constant currency.  Global Business Services delivered particularly strong results for both revenue and profit.

Signings for services this quarter were $11.1 billion at constant currency.  This quarter we signed nine deals larger than $100 million, and our backlog is estimated at $115 billion.

Our short-term signings, driven by demand for both our Integrated Technology Services and our Consulting and Systems Integration offerings, were $5.3 billion, up 10 percent year-to-year.  This was the third consecutive quarter of signings growth in these short-term businesses.  Our long-term signings were $5.8 billion, down 11 percent year-to-year.  As always, it is difficult to predict exactly when deals will close.  For example, on April 3rd we signed a $400 million strategic outsourcing deal with Royal and SunAlliance, a major UK insurer, to manage their IT infrastructure.  We had anticipated that this would have closed in the first quarter, but it will now be included as a second quarter signing.

Turning to the segments:

Global Business Services delivered improved results again this quarter, these improvements were driven by a combination of customer demand for our services, and outstanding execution from our GBS team.

Short-term signings were up 13 percent year-to-year, and were up in all geographies led by the Americas and Asia Pacific.  In fact, this was the third consecutive quarter of double-digit short term signings.   Long-term signings were down 22 percent year-to-year, with good growth in signings for Application Management Services, offset by declines in our U.S. Federal business where we continue to see a shift in government spending to support defense efforts.  On a rolling four quarter basis, GBS long-term signings are up over 20 percent driven by a strong fourth quarter last year.

Revenue of $4.2 billion, was up 9 percent as reported and up 6 percent at constant currency, and was driven by improved growth rates across all three geographies, with the strongest growth coming from Asia Pacific.  From an offering perspective, we saw the best growth in the areas of supply chain, business strategy and change, and in our SOA-driven offerings, where we continue to extend our SOA leadership by helping our clients to build strategic new solutions in partnership with our software business and Research.

The revenue growth rate for Global Business Services at constant currency has improved 10 points over the past three quarters, and as a result of the operational transformation we’ve focused on over the past year and a half — this has been profitable growth.

This quarter Global Business Services’ pre-tax margin was 10.5 percent, an improvement of two points year-to-year.  And pre-tax profit dollars were up 32 percent or up over $110 million year-to-year.

This profit expansion was driven by higher revenue growth and utilization, improved pricing, and strong contract management.

Now, turning to GTS:

Global Technology Services delivered revenue of $8.3 billion, up 7 percent as reported and 4 percent at constant currency.

Strategic Outsourcing revenue was up 6 percent as reported and up 3 percent at constant currency.  Good growth in Asia and Europe was partially offset by weakness in the Americas.  Strategic Outsourcing signings this quarter were down 11 percent.

Business Transformation Outsourcing revenue was flat as reported, and down 3 percent at constant currency.  BTO signings were up 7 percent year-to-year.  Asia Pacific and Europe both delivered double-digit revenue growth this quarter.  The Americas continued to be impacted by a large contract renegotiation in early 2006,  this will no longer be a drag on growth rates starting next quarter.

Integrated Technology Services revenue was up 12 percent as reported, and 9 percent at constant currency.  ITS signings were up 5 percent year-to-year.

We continue to see progress from the changes we’ve implemented to improve the Integrated Technology Services business, particularly in Asia Pacific and parts of Europe.  In addition, the acquisition of Internet Security Systems, which added to our capabilities in security and intrusion protection, contributed to our revenue growth this quarter.

Turning to margin, Global Technology Services gross margin was flat year-to-year, but pre-tax margin declined two and a half points, or about $160 million.

This includes the impact of our ISS acquisition, which helped gross margin, but taking into account amortization of intangibles and other expenses drove over $40 million of the year-to-year pre-tax profit decline, or just over a half a point impact to pre-tax margin.

We increased investments in sales and delivery.

We invested over $100 million more this year in technology, tools and processes, to improve service delivery and customer satisfaction in our outsourced accounts.

Our intention was to offset these investments with improved performance in Global Business Services, which was in fact up over $110 million.

In GTS, we continue to improve gross margin in Europe and Asia.  But we fell short in the Americas, primarily due to cost issues in our U.S. Strategic Outsourcing business.

We are putting in place a series of actions to address our U.S. cost base,  including a basic focus on resource and cost management disciplines, and rebalancing of resources as we execute our global resource strategy.

It will take us a quarter to implement the actions, but we expect to see improvement in pre-tax margin starting in the third quarter.

Now I’ll move on to Systems and Technology.

SYSTEMS AND TECHNOLOGY

Systems and Technology Group revenue of $4.5 billion grew 2 percent year-to-year, and was flat at constant currency.  Growth in Asia Pacific and Europe was offset by a decline in the U.S.

System z revenue grew 12 percent, fueled by double-digit growth in Asia Pacific and Europe.

MIPS grew 9 percent, marking seven consecutive quarters of year-to-year MIPS growth — and longer than any product cycle in recent history.

This sustained growth is supported by a strong demand for traditional mainframe engines, specialty engines for Linux and Java, and growing recognition of System z as the premiere tool for large scale virtualization.  As a result we are seeing new clients and new work coming to the platform and leveraging our latest technology.

System z performance also reflects continued good sales execution and we believe we gained market share.

System i revenue was down 13 percent year-to-year, as sales of upgrades remained weak.

Actions taken to reduce cost, together with sales of high margin Capacity On Demand upgrades drove improved margins year-to-year.

System p revenue grew 14 percent at actual rates, and 10 percent at constant currency.  This reflects revenue and share growth since the introduction of Power 5+ technology in July of 2006.

We continued to see strong growth in our high end machines, as well as our Capacity On Demand offerings, extending our price/performance leadership and positively contributing to margins.  Customers continue to leverage System p’s native virtualization to consolidate multiple smaller servers into high-end System p.

System x server revenues grew 7 percent, and 4 percent at constant currency.  We expect to maintain market share.

Consistent with industry market dynamics, our units declined slightly year-to-year, driven by virtualization.  Virtualization is causing a consolidation of server deployments on a single system and this is playing to IBM’s strength across our server platforms.

System x Blades units grew 12 percent year-to-year, however our revenue growth is flat year-to-year as a result of an unusual amount of operating lease activity.  Normalizing for this deferred activity, Blade revenue growth would have been more in line with volumes.

System Storage was down 1 percent as reported, and down 4 percent at constant currency.

Storage had a weak quarter after a solid second half of 2006.

External disk was down year-to-year principally driven by declines in the U.S.  We did not execute in a very competitive market in high-end and mid-range storage.

Our Tape business was flat year-to-year, holding share in that market.

We believe we held share in Total Storage this quarter.

Microelectronics revenue declined 7 percent compared to a very strong first quarter last year.  We anticipated demand would moderate in 2007, as last year’s games platform launches drove significant early production volume.

During the first quarter, we announced a joint development agreement with Freescale Semiconductor on 45nm technology.  We also began production of our 65nm Cell Broadband Engine chip in our East Fishkill facility.

SOFTWARE

Software segment revenue was $4.3 billion, up 9 percent year-to-year as reported, and 5 percent at constant currency.

Software growth was again fueled by our branded middleware portfolio which delivered 17 percent growth as reported and 13 percent at constant currency, which is nearly twice the market growth rate.  Leadership products and strong customer loyalty drove double-digit growth in WebSphere, Information Management, Tivoli and Rational.

Our recent acquisitions performed well in the first quarter and had a significant positive effect on our Information Management and Tivoli brands.  In fact, our acquisitions generated more than half of our branded middleware growth this quarter.  Organic growth slowed from the robust level in the fourth quarter, as some large customers in the U.S. delayed their purchasing decisions.

Offsetting this growth was a modest decline in Operating Systems and “Other Middleware” which comprise about one-third of our software revenue.  These products are more mature and provide a strong flow of revenue and profit despite their modest revenue decline.

Turning to our key middleware brands:

The WebSphere family of software grew 14 percent as reported, and 10 percent at constant currency.

We continue to build a robust portfolio of WebSphere products to realize the promise of Service-Oriented Architectures.  We are recognized as the market leader in SOA and continue to gain share with our WebSphere brand.

Information Management revenue was up 20 percent year-to-year and 16 percent at constant currency.  We also gained share in the Information Management brand.

Momentum in our distributed relational database continued, posting double-digit growth year-to-year.  We believe we gained share against our top competitor.

The Information on Demand portfolio builds value around our core database business.  It enables our customers to integrate, analyze, and optimize disparate information across their enterprise.  These offerings grew 28 percent in the first quarter.

Results were also strong in the Enterprise Content Management product set, which was bolstered by the Filenet acquisition.

Tivoli software grew 18 percent, and 14 percent at constant currency.

We believe Tivoli continued to gain share in all three of their product segments, Systems Management, Security and Storage, with strong contribution from our most recent acquisitions, MRO, Vallent, and Consul.

Lotus software grew 7 percent, and 3 percent at constant currency.

Our Lotus products provide customers with collaborative solutions that integrate people, data and business processes as a part of IBM’s On Demand and SOA strategies.  Customer loyalty to our Lotus products remains strong as evidenced by ten consecutive quarters of growth.

We believe we held share this quarter.

Rational software grew 15 percent, and 11 percent at constant currency.

Rational’s products provide an integrated approach to the governance of software development and delivery.  This is resonating well with customers as evidenced by this acceleration in Rational growth.  We believe we gained share in the quarter, growing at roughly twice the market rate.

For total middleware, we believe we again gained share this quarter.

Software pre-tax profit was up year-to-year, despite a decline in pre-tax margin  driven by our investments in acquisitions.

Now, I’ll wrap up.

1Q SUMMARY

We have been investing for decades to extend our global reach.  In the local markets, we have deep local roots, with local management teams who understand our clients and their business challenges.  At the same time, we have global scale that enables us to leverage investments and infrastructure and drive productivity and efficiency.  Our business is uniquely global, with about 60 percent of our revenue generated outside the U.S., and about 65 percent of our employees outside of the U.S., including 30 percent in Asia Pacific.

This quarter we had very powerful results outside of the U.S. which allowed us to overcome relatively weak U.S performance, and post solid results overall.

The performance was led by Asia Pacific with 9 percent revenue growth.  Asia had solid contribution from all key regions, and continued recovery in Japan.  The strategies put in place over the last several years to focus on high growth emerging countries are paying off, and when combined with strong execution produced these results.

Europe’s performance improved, posting its best growth rate in a year and a half.  Several of the major countries grew, led by Germany at 10 percent growth.

Our revenue from emerging markets grew 21 percent.  These are among the fastest growing IT markets in the world.  Over the next four years, we expect these markets to grow at more than two times the worldwide rate, with an opportunity of over $150 billion by 2010.  We’re investing to extend our leadership in emerging markets.

From a brand perspective, our high value software business was led by our strategic middleware portfolio, and provided about 40 percent of our segment pre-tax profit.

Global Business Services accelerated its revenue growth, and when combined with margin expansion generated pre-tax profit growth of over 30 percent.

GBS’ margin performance, together with growth in our software and high end server businesses, contributed to an improvement in IBM’s total gross and net margins.

Overall, we delivered 12 percent earnings per share growth in the quarter.

At the same time, we have some areas that we’ll continue to focus on.

We are taking actions to improve the profitability of the Global Technology Services business, and we need to improve sales effectiveness in the U.S.

So what does this mean going forward?

Our financial objective is to deliver 10 percent to 12 percent earnings per share growth over the long term.

Taking this first quarter performance into consideration, and a steady economic environment, we would expect earnings per share growth for the full year to be in the middle of the long-term range, or around 11 percent growth.  Including the gain from the sale of our printer business, we expect our earnings per share growth to be closer to 12 percent.

Bottom line, we believe earnings per share growth in 2007 will be in line with our long term objective.

Now, Patricia and I will take your questions.

CLOSING

Thanks, Mark.

Before we begin the Q&A let me comment on two items.

First, we have supplemental charts at the end of the deck that complement Mark’s prepared remarks.

Also, as always, I’d ask you to refrain from multi-part questions — to allow us to take questions from more callers.

Operator, please open it up for questions.